SPLIT-DOLLAR INSURANCE AGREEMENT

THIS AGREEMENT made and entered into this 18th day of December, 2015, between WESTBURY BANK, a corporation with its principal office located in the State of Wisconsin (hereinafter referred to as the "Employer"), and GREG J. REMUS, (hereinafter referred to as the "Employee").

RECITALS

A.Employee is a valued employee of Employer, is currently serving as the Employer's President and Chief Executive Officer, and Employer wishes to retain him in its employ.

B.    Employer, as an inducement to such continued employment, wishes to assist Employee with his personal life insurance program.

AGREEMENTS

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.    The Policy. The life insurance policy with which this Agree- ment deals is Policy Number 21409783 (hereinafter called "Policy") issued by The Northwestern Mutual Life Insurance Company (hereinafter called "Insurer") on the life of Employee.

Employer also owns Policy Number 13923371 (the "Secondary Policy") issued by Mass Mutual Life Insurance Company on the life of Employee. The Secondary Policy is not currently subject to this Agreement, but the parties agree to make the Secondary Policy subject to this Agreement if and to the extent the net death benefit under the Policy is not sufficient to provide $600,000 to Employee's beneficiaries as provided in the following provisions of this Agreement. It is the parties' specific intent to provide a death benefit of $600,000 to Employee's beneficiaries at Employee's death from the Policy, and if the Policy is insufficient then from the Secondary Policy (assuming this Agreement is then in effect).

2.    Rights of the Parties.

(A)Employer. Employer shall have the following rights:

(i)Death Benefit. Employer shall be the sole and exclusive owner of the Policy and the direct beneficiary of the greater of an amount of the death proceeds equal to: (a) the cash value of the Policy as of the date to which premiums have been paid; or (b) the net death benefit reduced by $600,000. Any indebtedness on the Policy will first be deducted from the proceeds payable to the Employer. Also, any collateral assignment made by the Employer will be deducted from the proceeds payable to it.

(ii)Other Rights. The Employer's rights in the Policy include all the rights of "owner" under the Policy, subject to paragraph 2(B) below. Employer shall have the following specific rights in the Policy, which rights may be exercised without the consent of any other party:

(a)    The right to make and receive policy loans under the policy loan provisions of the Policy, up to but not in excess of the Employer's portion of the Policy as defined in Section 2(A)(i)-(a)-(b), above, as of the date of the loan.

(b)    The right to convey its interest in the Policy, after first offering this interest to Employee or his designee as provided in Section 11, below.

(iii)Limits. Employer hereby covenants with Employee that it will not exercise any rights in the Policy in any way that might impair or defeat the rights and interests of Employee, his designee, or the beneficiary under the Policy.

(B)    Employee. Employee shall have the following rights:

(i)Death Benefit. Employee shall have the right to designate the beneficiary of the Policy's death benefit in an amount equal to the lesser of: (a) $600,000; or (b) the death benefit minus the greater of the Employer's cumulative premiums paid or the Policy cash value as of the Employee's death. The parties agree to add the Secondary Policy to this Agreement if Employee requests and it reasonably appears the amount described in subsection 2(B)(i)(b) is less than $600,000. As provided in Section 9, below, Employee's rights and economic benefits, either in this Agreement or documented on the Insurer's records, are limited exclusively to the value of one-year death benefit protection stipulated in this paragraph 2(B)(i).

(ii)Other Rights. Employee shall have the right and power to designate a beneficiary or beneficiaries to receive his share of the proceeds payable on his death and to elect and change a payment option for such beneficiaries but subject to any right or interest the Employer may have in such proceeds as provided in the Agreement. The Employee's beneficiary designation shall not be altered without the consent of Employee or his designee. Any selection or change of beneficiary must be made in writing and filed with the Insurer.

3.    Policy Changes.

(A)    Death Benefit Option Changes. Neither party shall change the Policy death benefit option without the written consent of the other party.

(B)    Face Amount Changes. Neither party shall increase or decrease the face amount of the Policy without written consent of the other party.

4.    Death Benefit. The parties agree that the beneficiary designation under the Policy shall provide that upon the death of the Employee the proceeds of the Policy shall be paid as follows:

(A)    Employer's Portion. The Employer shall be entitled to an amount equal to the cumulative premiums paid as of the date of death or, if greater, the Policy's cash value determined as of the date to which premiums are paid, less any indebtedness, and interest on such indebtedness determined as of the date of death. Such cash value shall include any outstanding accumulations or cash value of any paid-up additions and any postmortem dividends determined as of the date of death.

(B)    Employee's Portion. The Employee's beneficiary or beneficiaries, designated in accordance in Section 2(B), shall be entitled to the remainder of such proceeds.

(C)    Interest. Employer and Employee's beneficiary or beneficiaries shall share in any interest due on the death proceeds as their respective share of the Proceeds as defined above bears to the total proceeds excluding any such interest.

5.    Additional Policy Benefits and Riders. Employer agrees that it will cooperate with Employee or his designee in securing such additional riders to the Policy on such terms as may be mutually acceptable to Employer and to Employee or his designee. The parties agree to comply with such requirements as may be imposed by the Insurer to qualify for benefits from any such riders.

6.     Payment of Premiums. The entire premium on the Policy has been paid by Employer. Any additional premium(s) to be paid on the Policy will also be paid by Employer.

7.    Disability Waiver of Premiums. Notwithstanding any other provision in this Agreement to the contrary, if the Policy contains a disability waiver of premium provision, the Employer shall pay all premiums attributable to such provision, and any premium waived shall be considered as having been paid by the Employer.

8.    Use of Dividends. Policy dividends shall be applied to purchase paid-up additional insurance protection.

9.    Economic Benefit Tax Treatment. This Agreement shall be interpreted and enforced to comply with the split-dollar final regulations issued by the United States Department of the Treasury so that it is treated as an economic benefit transaction for tax purposes in which, at all times, the only economic benefit to Employee shall be the value of the current life insurance protection attributable to naming the beneficiary under the Policy. Employee shall not have any current access to the Policy's cash values within the meaning of the split-dollar regulations or any other economic benefit other than the cost of current life insurance protection.

10.     Taxable Income. The Employee is responsible for determining the amount, if any, includable in his gross income for tax purposes as a result of this Agreement.

11.    Employer's Right to Surrender the Policy. Employer shall not sell, surrender, change the insured or transfer ownership of the Policy while this Agreement is in effect without first giving Employee the option to purchase the Policy during a period of 60 days from notice to Employee of such intention. The purchase price of the Policy shall be the sum of the interpolated terminal reserve and any unearned premiums, plus a pro-rata portion of dividends expected to be paid for that Policy year, minus any Policy and premium loans and any other indebtedness secured by the Policy. This restriction shall not impair the right of Employer to terminate this Agreement pursuant to Section 12, below. The exercise by the Employer of the right to surrender the Policy will terminate the rights of the Employee.

12.    Termination of Agreement. This Agreement shall terminate immediately upon any of the following events: (A) the complete cessation of the business of the Employer; (B) the bankruptcy, receivership or dissolution of the Employer; or (C) termination of Employee's employment with Employer for any reason whatsoever other than the Employee's death.

In addition, this Agreement may be terminated by either party hereto, with or without the consent of the other, by giving notice of termination in writing to the other party. Such termination shall be effective as of the date of such notice. In the event of termination of the Agreement regardless of the cause of the termination, Employee shall have the right to purchase the Policy from Employer on the same terms and conditions as specified in Section 11, above.

13.    Insurance Company Protected. The Insurer shall be bound only by the provisions of and endorsement on the Policy, and any payments made or action taken by it in accordance with those provisions shall fully discharge it from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or be deemed to have notice of the provisions of this Agreement.

14.    Employee's Right to Assign. The Employee shall have the right to assign any part or all of the Employee's interest in the Policy and this Agreement to any person, entity or trust by execution of a written assignment delivered to the Employer and to the Insurer.

15.    ERISA Requirements. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA):

(A)    The Named Fiduciary and Claims Manager. The Employer is the Fiduciary and the Secretary of the Employer is the Claims Manager.

(B)    The Funding Party. The funding Policy under this Plan shall be to maintain the Policy in force by paying, when due, all premiums on the Policy when due.

(C)    Basis of Payments. Direct payment by the Employer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

(D)    Claims Procedure:

(i)If for any reason a claim for benefits (other than death benefits) under this Plan is denied by the Employer, the Claims Manager shall deliver to the Claimant a written explanation setting forth the specific reasons for the adverse benefit determination; specific references to the Plan section on which the adverse benefit determination is based; a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan's review procedure including a statement of the Claimant's rights to bring a civil action under Section 502 of ERISA following an adverse determination on review, all written in a manner calculated to be understood by the Claimant. For this purpose:

(a)The Claimant's claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(b)The Claims Manager's explanation shall be in writing delivered to the Claimant within 90 days of the date the claim is filed unless the Claims Manager determines that special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Manager expects to render the benefit determination. If the period of time is extended because the Claimant has failed to provide necessary information to decide the claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant, until the date on which the Claimant provides the information. Failure to provide notice of decision in the time specified is the same as denial of the claim and the Claimant is entitled to require a review of the denial under the review procedures.

(ii)The Claimant (or his or her duly authorized representative) shall have 60 days following the receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The review of the claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(E)    For a Death Benefit Claim. A claim for a death benefit must follow the procedures established by the Insurer which may include time deadlines. If a participant's beneficiary makes a written request to the Claims Manager, the Claims Manager will either provide copies of forms or instructions required by Insurer to make a claim or tell the participant's beneficiary how to obtain them. Insurer will notify the beneficiary if the claim is denied and will explain the procedures it has for reviewing any claims which it denies. The time and manner of such review, and the time for a final decision shall correspond to the time and manner of review for claims denied by the Claims Manager. The beneficiary must act in making any claim for a death benefit.

16.    Amending the Agreement. The Employer and Employee can mutually agree to amend this Agreement and such amendment shall be in writing and signed by the Employer and Employee.

17.    Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Employee, his successors, assigns and beneficiaries.

18.    Notices, Consents and Demands. Any notice, consent or demand under this Agreement shall be in writing, and shall be signed by the party giving or making same. Such notice, consent or demand shall be sent by United States certified mail, postage prepaid and addressed to such party's last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of notice, consent or demand.

19.    Interpretation. When appropriate in this Agreement, words used in the singular shall include the plural (and vice versa) and words used in the masculine shall include the feminine (and vice versa). The section captions used in this Agreement are for organizational purposes only and shall have no determinative effect upon the rights and duties created hereunder.

20.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

WESTBURY BANK

By /s/ Kirk J. Emerich______________
     Its Executive VP/CFO

/s/ Greg J, Remus________________
Greg J. Remus, Employee